Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	John E. Peck

President and CEO
(270) 887-2999

HOPFED BANCORP COMPLETES ACQUISITION

OF FOUR TENNESSEE BANK BRANCHES

ACQUISITION TO ADD TO 2006 EARNINGS

BOOSTS DEPOSITS BY APPROXIMATELY 15%

HOPKINSVILLE, Ky. - June 29, 2006 - HopFed Bancorp, Inc. (Nasdaq: HFBC) announced the completion as of the close of business today of the acquisition by its subsidiary, Heritage Bank, of four bank branches located in Kingston Springs, Ashland City, Pleasant View and Erin, Tennessee. The branches will begin operation under the Heritage Bank name on June 30, 2006.

Under terms of the purchase agreement, Heritage Bank acquired the facilities, fixed assets, loans, and deposits of the four branch offices from AmSouth Bank.

John E. Peck, President and Chief Executive Officer of HopFed Bancorp and Heritage Bank, stated: “We are very pleased to announce the completion of this transaction and are excited by this significant step into Tennessee. The acquisition of the four branches boosts our deposit base by approximately $72 million. We are fortunate to be part of the Cheatham and Houston County markets and appreciate what it means in terms of growth for our company and in building shareholder value.”

Hovde Financial initiated the transaction and acted as financial advisor to Heritage Bank, and Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. acted as its legal counsel. Bradley, Arant, Rose & White, LLP acted as AmSouth Bank’s legal counsel.

HopFed Bancorp, Inc. is the holding company for Heritage Bank headquartered in Hopkinsville, Kentucky. The Bank now has 14 offices serving western Kentucky and Tennessee and offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. At March 31, 2006, HopFed Bancorp, Inc. had total assets of $649 million and stockholders’ equity of approximately $50 million. For more information about Heritage Bank and HopFed Bancorp, Inc., go to their website at www.bankwithheritage.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Key factors that may have a direct bearing on HopFed’s operating results, performance or financial condition are set forth in filings with the Securities and Exchange Commission.

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